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                                                                       EXHIBIT 5
                                     Law Offices
                        ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                                      12th Floor
                                734 15th Street, N.W.
                                Washington, D.C. 20005
                               Telephone (202) 347-0300

                                    March 16, 1998

Board of Directors
Progress Financial Corporation
Four Sentry Parkway
Suite 230
Blue Bell, Pennsylvania  19422-0764

Re:  Registration Statement on Form S-3
     82,988 Shares of Common Stock

Ladies and Gentlemen:

     We have acted as special counsel to Progress Financial Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-3 (the "Registration Statement") which registers 82,988 shares of the Company's common stock, $1.00 par value per share (the "Shares"), for resale by certain stockholders of the Company who acquired the Shares pursuant to an exemption from the registration requirements contained in Section 5 of the Securities Act. As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

     Based upon the foregoing, it is our opinion that the Shares have been legally issued and are fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus constituting a part thereof.

                              ELIAS, MATZ, TIERNAN & HERRICK L.L.P.


                              By:  /s/ Jeffrey D. Haas
                                   -----------------------------
                                   Jeffrey D. Haas, a Partner